Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Imunon, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)		Fee Rate	Amount of Registration Fee(3)
Fees to be Paid	Equity	Common stock, par value $0.01 per share (“Common Stock”)	457(o)			$8,000,000	(3)	0.00015310	$1,224.80
	Equity	Warrants to purchase Common Stock	Other(4)				(4)
	Equity	Pre-funded warrants to purchase Common Stock	Other(4)				(4)
	Equity	Common Stock issuable upon exercise of warrants	457(o)			$24,000,000	(5)	0.00015310	$3,674.40
	Equity	Common Stock issuable upon exercise of pre-funded warrants(3)	457(o)				(3)
Total Offering Amount						$32,000,000			$4,899.20
Total Fees Previously Paid									7,348.80
Total Fee Offsets									—
Net Fee Due									$—

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers (i) such additional number of shares of Common Stock issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of shares of Common Stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the shares of Common Stock being registered pursuant to this Registration Statement.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(3) The proposed maximum aggregate offering price of the Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants sold in the offering, and, as such, the proposed maximum aggregate offering price of the Common Stock and pre-funded warrants (including the Common Stock issuable upon exercise of the pre-funded warrants), if any, is $8,000,000.

(4) Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the Common Stock issuable upon exercise of the warrants.

(5) Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. The proposed maximum offering price of the shares of Common Stock issuable upon exercise of the warrants to purchase Common Stock proposed to be sold in the offering is $24,000,000, which is equal to 300% of $8,000,000, as each share of Common Stock to be sold in this offering (and each pre-funded warrant to be sold in this offering) will receive a warrant to purchase one share of Common Stock, and each warrant may be exercised using the zero exercise price provision contained therein, assuming receipt of Stockholder Approval (as defined in the Registration Statement), whereby the holder thereof may not pay a cash purchase price upon such exercise, but instead would receive upon such exercise three shares of Common Stock for every warrant exercised.